Exhibit 99.1

AXS-One Reports Second Quarter Financial Results

Company Contact:	IR Contact:
William Levering	Matthew Hayden
AXS-One Inc.	Hayden Communications
wlevering@axsone.com	matt@haydenir.com
(201) 935-3400	(858) 456-4533

•                  License revenue up 33% YTD – down $350,000 versus Q2 ‘03

•                  Cash increases to $9.2 million and debt reduced to zero during 2004

•                  Management implements organizational improvements to support product development and marketing initiatives

•                  Company announces $1.1 million in restructuring and other costs –$3.2 million of potential savings to fund future growth

•                  Significant partnerships announced to support release of Records Compliance Management (RCM) solution

RUTHERFORD, NJ – July 29, 2004 – AXS-One Inc. (AMEX: AXO), a leading provider of Records Compliance Management (RCM) software solutions today announced its financial results for the second quarter and six-month period ended June 30, 2004. The Company also announced significant restructuring during the second quarter, designed to improve the organization’s competitive position by aligning its operations for future growth in the RCM market while servicing existing enterprise customers worldwide more effectively.  Financial results for the quarter were impacted by restructuring and other costs of $1.1 million related to severance and retirement related costs to the former CEO. In addition, the quarter was impacted by costs associated with implementing the infrastructure to exploit the growing RCM market.

Revenues for the quarter were $9.5 million, a slight decrease from the $9.6 million reported in the corresponding prior year period. License revenues were $1.0 million, including $0.8 million (80 percent) related to e-mail management and archiving products, a decrease of 26 percent from the $1.3 million in total license revenues reported in the same quarter last year. Operating expenses, including the $1.1 million in restructuring and other costs, increased 28 percent as management focused on improving key aspects of the organization, including sales, marketing and research and development, with the goal of rationalizing its product mix and revenue opportunities. Sales and marketing expenses increased 16 percent and R&D expenses increased 29 percent. The Company reported an operating loss of $2.5 million versus operating income of $157,000 in the second quarter of 2003. The Company reported a net loss of $2.6 million, or ($0.09) per diluted share, versus net income of $155,000, or $0.01 per diluted share last year.

For the quarter, 65 percent of the license revenue recognized was with customers inside the United States, while 35 percent was recognized internationally.

For the first six months of 2004, revenues increased 7.3 percent to $20.4 million, compared to $19.0 million reported for the first six months of 2003. License fees increased 33 percent to $3.5 million compared to license fees of $2.6 million for the first six months of 2003. Total operating expenses, including the restructuring and other costs, increased 21 percent to $22.1 million compared to $18.4 million for the first six months of 2003. The Company reported an operating loss of $1.7 million compared to operating income of $677,000 for the first six months of 2003. The net loss for the six-month period was $1.8 million, or ($0.07) per diluted share, compared to net income of $582,000, or $0.02 per diluted share, for the first six months of 2003.

The Company’s balance sheet reported $9.2 million in cash as of June 30, 2004, compared to cash of $2.9 million as of December 31, 2003, the result of the $7.7 million private placement completed in April 2004. The Company carries no long-term debt.

During the quarter, management embarked on a restructuring effort, eliminating 36 positions around the world and reorganizing to focus on higher growth products within its Records Compliance Management solutions.  As a result of these initiatives, the Company incurred $0.8 million of severance costs which are included in the $1.1 million total restructuring and other costs. Management believes the restructuring will provide approximately $3.2 million in annual working capital savings which will be used to invest in the growth of its Records Compliance Management solutions and ensure the Company’s long-term profitability.

“AXS-One is uniquely positioned from a technology standpoint, with a comprehensive compliance offering, including e-mail management, that satisfies the growing and much publicized need for corporate governance and regulatory compliance worldwide,” commented Bill Lyons, AXS-One’s Chief Executive Offer.  “My first goal was to package our product offering so it is suitable for the reseller channel. In order to accomplish this we conducted a reorganization of our Company, aligning our workforce with our needs both from a product development, as well as a marketing standpoint. I firmly believe that the Company is now in an excellent position to capitalize on the opportunities which are before us.”

The Company executed two significant partnerships during the quarter and made progress on other channel initiatives:

•                  An alliance was entered into with Sun Microsystems, whereby Sun will resell the AXS-One® Compliance Platform to its existing enterprise customers and new customers in targeted markets.  As an accredited Sun iForce(SM) partner, AXS-One has collaborated with Sun to test and optimize its compliance solution for the Sun platform.

•                  AXS-One signed an agreement with RedFile, a digital risk and information management solution provider, to collaboratively develop and offer a comprehensive hosted active archival solution designed to help corporations meet evolving regulations, expedite legal discovery and streamline Records Management.  Under the terms of the agreement, RedFile will resell the AXS-One® Compliance Platform as well as provide a hosted option for organizations to outsource their records retention needs.

•                  At the end of Q1, AXS-One announced a strategic alliance with Sector, a leading managed services provider to the financial services industry.  During Q2 four new accounts, including one of the 25 largest banks in the world chose the AXS-One/Sector solution to address regulatory compliance, operational efficiency and Records Management of all electronic communication.

•                  The AXS-Link™ for SAP product, announced during the first quarter, received significant acclaim at SAP’s Sapphire Asia Pacific conference at the beginning of June.  The Company expects to finalize reseller agreements for this product as well as complete sales in multiple geographies through the remainder of 2004.

•                  The AXS-One e-delivery solution has been implemented by one of the largest travel agencies in the UK.  AXS-One will begin monthly revenue recognition of this solution and expect to gain wider traction in this market in Q3. In addition, AXS-One has signed a 3 year deal with one of the major European ferry companies.

Mr. Lyons continues, “We believe these partnerships validate the competitive position of our software-based solutions, and demonstrate that large, established companies are interested in partnering with AXS-One to market our software to their customers and prospects.  Based on my success forging high profile partnerships in previous assignments, I recognize the immense leverage these relationships can provide. Aligning with such companies as Sun, SAP, Sector and RedFile provide an established base of potential customers and increase our visibility without the substantial increases in infrastructure typically required in a direct selling model.”

Mr. Lyons concludes. “We now have a streamlined organization and are positioned to successfully grow revenues with an emphasis on profitability.  Clearly, this was a challenging quarter for our organization, but I am extremely confident about our ability to capitalize on future opportunities.”

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of Records Compliance Management software.  The AXS-One Compliance solutions provide a platform for regulatory compliance, corporate governance and operational efficiency.  AXS-One’s Web Services-based technology has been critically acclaimed as best of class.  AXS-One’s high-volume, interoperable, scalable and secure business solutions have been implemented by the global 2000. AXS-One has offices worldwide, including United States, Australia, Singapore, United Kingdom and South Africa. AXS-One was founded in 1978, and is headquartered in Rutherford, New Jersey, U.S.A. For further information, visit the AXS-One web site at http://www.axsone.com.

AXS-One, the AXS-One logo, “Access Tomorrow Today,” AXSPoint and TransAXS are registered trademarks of, and e-Cellerator, AXS Desk, “AXS-One Collaboration FrameWorks,” SMART, AXS-Link and Tivity are trademarks of, AXS-One Inc. in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO’s Securities and Exchange Commission filings.

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AXS-ONE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues:
License fees	$1,004	$1,354	$3,464	$2,595
Services	8,451	8,160	16,862	16,249
Other - related parties	50	74	101	189
Total revenues	9,505	9,588	20,427	19,033

Operating expenses:
Cost of license fees	375	378	786	719
Cost of services	4,528	4,003	8,797	7,967
Sales and marketing	2,455	2,124	4,425	3,755
Research and development	2,037	1,578	3,936	3,252
General and administrative	1,530	1,348	3,097	2,663
Restructuring and other costs	1,103	—	1,103	—
Total operating expenses	12,028	9,431	22,144	18,356
Operating income (loss)	(2,523)	157	(1,717)	677
Other income (expense):
Interest income	40	20	65	32
Interest expense	(2)	(46)	(14)	(119)
Gain on sale of subsidiary	—	—	—	71
Equity in income (losses) of joint venture	(49)	134	(82)	115
Other expense, net	(18)	(82)	(51)	(166)
Other income (expense), net	(29)	26	(82)	(67)
Net income (loss) before income taxes	(2,552)	183	(1,799)	610
Income tax expense	(28)	(28)	(28)	(28)
Net income (loss)	$(2,580)	$155	$(1,827)	$582

Basic net income (loss) per common share	$(0.09)	$0.01	$(0.07)	$0.02
Weighted average basic common shares outstanding	27,915	24,960	26,582	24,913
Diluted net income (loss) per common share	$(0.09)	$0.01	$(0.07)	$0.02
Weighted average diluted common shares outstanding	27,915	25,462	26,582	25,773

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U.S. Securities and Exchange Commission (SEC).  Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements.  Such statements are only predictions, and actual events or results may differ materially.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.

AXS-ONE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,216	$2,946
Accounts receivable, net of allowance for doubtful accounts	7,549	5,541
Due from joint venture	96	107
Prepaid expenses and other current assets	773	659
Total current assets	17,634	9,253

Equipment and leasehold improvements, net of accumulated depreciation	412	336
Capitalized software development costs, net of accumulated amortization	2,348	2,364
Other assets	199	197
Total assets	$20,593	$12,150

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$547
Accounts payable and accrued expenses	6,208	4,848
Due to joint venture	62	4
Deferred revenue	10,879	8,946
Total current liabilities	17,149	14,345

Long-term deferred revenue	915	1,504

Stockholders’ equity (deficit):	2,529	(3,699)
Total liabilities and stockholders’ equity (deficit)	$20,593	$12,150

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed by the Company with the U .S. Securities and Exchange Commission (SEC).  Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

This press release contains forward-looking statements.  Such statements are only predictions, and actual events or results may differ materially.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s documents and reports filed from time to time with the Securities and Exchange Commission.